Exhibit 99.1

                                                    [NEXGEN FINANCIAL SOLUTIONS]
                                                               [GRAPHIC OMITTED]

                                                          Nexgen Capital Limited
                                                                   Ormonde House
                                                          12 Lower Leeson Street
                                                               Dublin 2, Ireland

                                                            Tel: +353 1 439 4900
                                                            Fax: +353 1 439 4926

To:   California U.S. Holdings, Inc
      c/o ATARI Inc
      417 Fifth Avenue
      New York, NY 10016
      United States of America
      Fax :         +1 212 726 4239
      Attention :   General Counsel

Copy: Infogrames Entertainment S.A.
      1 Place Verrazzano
      69252 Lyon, Cedex 09
      France
      Fax :         +33 4 3764 3095
      Attention :   Frederic Chesnais, Frederic Monnereau / Legal Department

Copy: York Stockbrokers, Inc
      610 Fifth Avenue, 6th Floor
      New York, N.Y. 10019
      United States of America
      Attention :   Stephen N. Walker / Felipe Aransaenz
      Fax :         +1 212 218 8899


                                                               28th October 2004



Dear Sirs,


                  Amendment Letter - modification of Knock-Out Mechanism

We refer to (i) the Confirmation (the "Confirmation") dated 11th June 2004 relating to an Equity Swap Transaction (the "Transaction") between California U.S. Holdings, Inc. ("CUSH") and Nexgen Capital Limited ("Nexgen"), (ii) our Knock-Out Notice dated 21st October 2004 and (iii) our subsequent discussion relating to the settlement mechanisms arising in relation to the Knock-Out. Terms used but not defined herein have the meaning given to them in the Confirmation.


We write to confirm our mutual agreement to amend the terms of the Transaction and the Confirmation as follows:

         1. By way of amendment to the Confirmation, the early termination of the Transaction may be carried out in a mixture of physical settlement and cash settlement and shall

  Peter Blessing (Chairman), Frank Monks (Managing), Ravi Viswanathan (French),
     Luc Giraud (French), Francois Robey (French). Registered Number: 336438 Nexgen Capital Limited is authorised by the Irish Financial Services
       Regulatory Authority under the Investment Intermediaries Act, 1995

                                                    [NEXGEN FINANCIAL SOLUTIONS]
                                                               [GRAPHIC OMITTED]



               be carried out partially, in accordance with market conditions. For the avoidance of doubt, any physical settlement shall be limited to the number of Shares held by Nexgen.

         2. This early termination shall be achieved by progressively decreasing the Equity Notional Amount of the Transaction based on the weighted average price at which Nexgen was able to unwind its hedge in relation to such reduction in the size of the Transaction and accordingly reducing the Number of Shares. In addition, allobligations of both CUSH and Nexgen pursuant to the Equity Reset Payments provisions and the Credit Cushion Payments provisions of the Transaction shall lapse, (i.e. neither CUSH nor Nexgen shall be required to make any further Equity Reset payments, the Equity Reset Amounts shall be excluded from the calculation of the Equity Notional Amount, and Nexgen shall not be required to make any Credit Cushion payment on the Termination
               Date). Furthermore, in view of the alternative final settlement mechanism set out below, the Equity Amount Payments set out in the Confirmation shall be deleted and Section 8.6 of the Equity Definitions shall no longer apply to the Transaction.


         3. On the basis of the foregoing, and after deduction of the Credit Cushion and of all Equity Reset payments paid as of the date of this letter, the Equity Notional Amount is reduced to USD 8,022,941. The resulting amended Number of Shares for the Transaction is 8,972,200 Shares. This amendment to the Transaction (together with the waiver of Equity Reset Payment and Credit Cushion Payment obligations referred to above) shall take effect on the date of signature of this letter.

         4. CUSH shall have the right at any time to reduce, in whole or in part, the Equity Notional Amount in cash, subject to a maximum corresponding to the number of Shares which Nexgen holds at such time. Notwithstanding the foregoing, Nexgen shall continue to unwind its hedge in relation to the Transaction in a commercially reasonable manner (which the parties agree, for the avoidance of doubt, may include block trades at a discount in accordance with normal market practice), and shall communicate to CUSH on a weekly basis the resulting number of Shares by which it has reduced its hedge, the weighted average price at which such hedge was unwound, and the corresponding amended Number of Shares and amended Equity Notional Amount of the Transaction, which shall be deemed amended upon such notification by Nexgen.

         5. The Calculation Agent shall calculate and notify to CUSH the corresponding partial Floating Amount that corresponds to each partial cash settlement of the Transaction at the applicable Fed Funds capitalised daily rate plus the Spread. The revised Payment Dates shall be the last Business Day of each calendar month (starting on 30th November), and the Termination Date.

         6. The Termination Date shall be extended to be the earlier of (i) 15th February 2005,and (ii) the date upon which either the Number of Shares has been reduced to zero or the Equity Notional Amount has been reduced to zero.

         7. Upon the Termination Date, CUSH shall pay to Nexgen the Equity Notional Amount (if any) remaining as of the Termination Date, and Nexgen shall deliver to CUSH the Number of Shares (if any) remaining as of the Termination Date.

         8. CUSH may indicate at any time to Nexgen that it wishes to settle a part of the Transaction by physical settlement. The amount of the transaction that may be settled in this way shall be limited to the number of Shares actually owned or

--------------------------------------------------------------------------------
      Nexgen Capital Limited is authorised by the Irish Financial Services
       Regulatory Authority under the Investment Intermediaries Act, 1995

                                                    [NEXGEN FINANCIAL SOLUTIONS]
                                                               [GRAPHIC OMITTED]

               controlled by Nexgen at such time. The precise mechanism of such partial physical settlement shall be subject to the further agreement of the parties.


Please sign and return to us a copy of this letter to indicate your agreement.

Yours faithfully,

NEXGEN CAPITAL LIMITED

By:

/s/ Francois Robey
Name:  Francois Robey
Title: Director

We agree to the terms of this letter as set out above.

CALIFORNIA U.S. HOLDINGS, INC.

By:


/s/ Frederic Chesnais
Name:  Mr Frederic Chesnais
Title: Secretary


Countersigned, solely in its capacity as U.S. registered broker-dealer and in accordance with the provisions of Rule 15(a)(6) pursuant to the US Securities Exchange Act of 1934, by:

YORK STOCKBROKERS, INC.

By:


Name:
Title:








--------------------------------------------------------------------------------
      Nexgen Capital Limited is authorised by the Irish Financial Services
       Regulatory Authority under the Investment Intermediaries Act, 1995
                                  Page 3 of 3